EXHIBIT 99.1

180 E. BROAD STREET, SUITE 3400 COLUMBUS, OH 43215-3707 TELEPHONE: 614-744-2570 FACSIMILE: 844-670-6009 http://www.dickinsonwright.com JON R. SECREST JSecrest@dickinsonwright.com 614-744-2572

August 11, 2023

Via E-Mail

Infused Confections LLC 210 Fentress Boulevard Dayton Beach, FL 32114 Attn: Barrett Evans bevans@bloomios.com	Bloomios, Inc. 701 Ancapa Street, Suite C Santa Barbara, CA 93101 Attn: Barrett Evans bevans@bloomios.com

Joseph Lucosky, Esq. Lucosky Brookman LLC 101 S. Wood Avenue Iselin, NJ 08830 jlucosky@lucbro.com

Re:	Notice of Termination

Dear Messrs. Evans and Lucosky:

On behalf of Upexi, Inc. (“Upexi”), please let this serve as notice of termination of all obligations and undertakings related to Bloomios, Inc. (“Bloomios”) and Infused Confections LLC (“Infused”). On December 16, 2022, Upexi provided a notice of default of the terms of the Membership Interest Purchase Agreement dated October 26, 2022 (“MIPA”); the Transition Services Agreement dated October 26, 2022 (“TSA”), and Convertible Secured Subordinated Promissory Note dated October 26, 2022 (the “Note”). On January 27, 2023, Upexi provided notice of continued and additional defaults of the MIPA, TSA, and Note. Such defaults, as set forth below, have not been cured.

Upexi noted that Bloomios was in default of Section 3.2 of the TSA by failing to remit payment to Upexi. Further, the TSA, Section 2.1(c) provides, “Accordingly, as promptly as practicable following the execution of this Agreement, BLMS agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services.” Bloomios has failed to do so. In fact, among other things, Bloomios has failed to compensate its employees and independent contractors. While Upexi attempted to negotiate in good faith pursuant to Section 3.3 for the continued provision of services, Bloomios refused to do so, which further breached the TSA. Upexi provided notice of these breaches and Bloomios failed to cure. Given the foregoing, Upexi considers the TSA terminated in accordance with Section 4.2.

DICKINSON WRIGHT PLLC

August 11, 2023

Bloomios and Infused remain in default of Section 5.1 of the MIPA by virtue of their failure to reasonably cooperate with the steps required to be taken as part of their obligations pursuant to the MIPA, and to carry out the intent of the Agreement and the Contemplated Transactions. As such, Upexi owes no further obligations to Bloomios pursuant to the MIPA.

Bloomios is also in default of the Note by failing to pay the Note in accordance with its terms. As such, Upexi declares the Note immediately due and payable subject to the rights of the Senior Secured Debentures.

The defaults and breaches by Bloomios and Infused noted above do not constitute an exhaustive list. This Notice is not intended to waive any rights and Upexi hereby reserves all rights and remedies, including its entitlement to payment and indemnification from Bloomios.

Sincerely,

/s/ Jonathan R. Secrest
Jonathan R. Secrest

JRS
cc:	Andrew Norstrud, CFO Allan Marshall, CEO Clint Gage, Esq.

JRS